FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES UPSIZING AND PRICING OF $13.2 MILLION PUBLIC OFFERING OF NON-DILUTIVE 10% SERIES A PERPETUAL PREFERRED STOCK

San Antonio, Texas (June 16, 2014) – EnerJex Resources, Inc. (OTC Markets: ENRJ, ENRJD, ENRJPR) (“EnerJex” or the “Company”), an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States, announced today that it has priced a public offering of 555,789 shares of its 10% Series A Cumulative Redeemable Perpetual Preferred Stock (liquidation preference of $25.00 per share) at $23.75 per share for gross proceeds of $13.2 million. The offering is expected to settle and close on June 20, 2014, subject to customary closing conditions. Trading of the preferred stock on the NYSE MKT will commence on June 17, 2014 under the symbol “ENRJPR”.

The size of the offering was upsized from the previously announced 400,000 shares, and the underwriters have a 45-day option to purchase 83,368 additional shares from EnerJex to cover any over-allotments. The preferred stock is not convertible into common shares of EnerJex and no warrants were issued to the investors or underwriters in conjunction with the offering.

The Company intends to use the net proceeds from the offering to accelerate the development of its oil and natural gas properties located in Kansas and Colorado, and for general corporate purposes, which may include temporary repayment of outstanding borrowings under its revolving credit facility.

Northland Capital Markets and Euro Pacific Capital acted as the joint book-running managers of the offering. 'Northland Capital Markets' is the trade name for certain capital market and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

The offering was made pursuant to a Registration Statement on Form S-1 previously filed by EnerJex that was declared effective by the Securities and Exchange Commission on June 16, 2014. This offering is being made solely by means of a prospectus, copies of which may be obtained from the SEC's website at www.sec.gov or from either of the following:

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

Northland Capital Markets
Carl Goltermann
4100 MacArthur Blvd Suite 120
Newport Beach, CA 92660
(949) 600-4150
cgoltermann@northlandcapitalmarkets.com

Euro Pacific Capital
Jayson Schroeder
1201 Dove Street, Suite 200
Newport Beach, CA 92660
(949) 732-3543
jschroeder@europac.net

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EnerJex Resources

EnerJex Resources, Inc. is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States. The Company owns oil and gas leases covering nearly 100,000 net acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas.

EnerJex's operations are focused in five distinct projects where the company produces oil and natural gas from reservoirs that are characterized by long lived reserves with low production decline rates. Within these projects, the Company has identified more than 500 low-risk drilling locations. Through its large acreage footprint in the Denver-Julesburg ("DJ") Basin, EnerJex also has significant exposure to emerging oil resource plays that are being pursued by competitors on trend with the Company's properties. EnerJex's headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

Contact:

EnerJex Resources, Inc.

Robert G. Watson, Jr., CEO

(210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM